U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     Form 3
             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

                                 Alan W. Harvey
                            Name of Reporting Person

                      2540 South Shore Boulevard, Suite 210
                            League City, Texas 77573
                           Address of Reporting Person

                                   ###-##-####
                             Social Security Number

                                December 23, 1996
                                  Date of Event

                          Basic Natural Resources, Inc.
                                   Issuer Name

                     President, CEO, Director, and 10% Owner
                   Relationship of Reporting Person to Issuer

                          Common Stock, $.003 par value
                                Title of Security

                                    1,217,500
                     Amount of Securities Beneficially Owned

                                Direct Ownership

Table II - Derivative Securities Beneficially Owned (e.g. puts, calls, warrants, options, convertible securities) Does not apply.

/s/ Alan W. Harvey                  1/31/97
Reporting Person                    Date